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                     July 20, 2020

       Thomas R. Mika
       Chief Financial Officer
       POET Technologies Inc.
       120 Eglinton Avenue East
       Suite 1107
       Toronto, Ontario M4P 1E2, Canada

                                                        Re: POET Technologies,
Inc.
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            File No. 000-55135
                                                            Filed April 30,
2020

       Dear Mr. Mika:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing